PRESS RELEASE

May 15, 2009

INNOVATIVE NANOFABRICATION COMPANY
SHRINK TECHNOLOGIES, INC. TO BE ACQUIRED

Shrink to Commercialize Revolutionary Material and Fabrication Process Designed to Improve Solar Cell Efficiency, Build Stem Cell Research Tools and Make Affordable Medical Diagnostics Kits, Therapeutic Biodegrable Stem Cell Patches and Wave Guides for Integrated Circuits

Carlsbad, California – Shrink Technologies, Inc., a California corporation, has agreed to be acquired in a stock-for-stock transaction by AudioStocks, Inc. (OTCBB: AUIO – News).  The companies have executed a binding letter of intent and expect to conclude the transaction by the end of May.

Shrink is dedicated to the commercial adoption of an innovative nanofabrication platform, invented by Dr. Michelle Khine, which provides for the rapid design and low-cost fabrication – on polystyrene and other biodegradable plastics – of micro and nanostructures for devices with a wide range of applications, including next generation solar cell substrates, wave guides for integrated circuits, microfluidic devices, stem cell research tools, biochips and LEDs to name a few.  Shrink holds an exclusive licensee from the largest public university system in California which covers the right to commercialize 10 patent-pending inventions related to it’s technologies.

Shrink has created the PolyShrink Manufacturing Solution™ which utilizes the unique characteristics of PolyShrink™, a shrinkable thermo-plastic material, which enables complex structures to be designed at the macro-scale, while retaining the original designs on a much smaller scale.  PolyShrink™ based applications can be designed and prototyped in a few hours versus conventional methods using silicon or other materials that require costly equipment and labor intensive processes. We create features on PolyShrink™ that retract isotropically, after the application of heat, to a fraction of the original size. Because the patterned features “shrink,” we do not require high-resolution printing otherwise necessary to achieve such fine features. This flexible and elegant design and fabrication solution saves costs by eliminating the need for millions of dollars in cleanroom equipment and vastly improves time-to-market for products in our focused market segments.

Mark L. Baum, CEO of Shrink commented, “For nearly two years our team has been working diligently to prepare Shrink for an introduction to the public equity markets.  In that time, we executed an option agreement to license our core technologies and agreed to fund a multi-year research and development agreement with the university where our innovations were born.  We are also proud to have reached a milestone agreement with the largest public university system in California which provides Shrink with an exclusive license to certain core patent-pending inventions, as well as numerous additional patent-pending inventions, all of which allow our Company to continue to work towards commercializing a plethora of innovative solutions for a number of fast growing multi-billion market segments.  From a financial perspective, what is also notable in our exclusive licensing agreement is that the licensor has agreed to accept 100% of the initial licensing fees in equity, based on a $1.01 stock price.”

About Shrink Technologies, Inc.

Shrink was founded in the State of California on January 15, 2008.  Shrink represents the first start-up company to come out of the University of California Merced, and brings together leading scientists, business advisors and an executive team that is dedicated to bringing its exclusively licensed technology to the commercial marketplace.  Shrink addresses the growing global need for leading edge technology through more efficient design and manufacturing technology by integrating the rapid deployment of affordable products that were never before possible. The modern global economy has seen the rise and accepted the need for greater sustainability.  Shrink solutions, including it’s substrates, devices and research tools are being designed to not only mechanically effective in the solar energy, environmental detection, stem cell and biotechnology markets, they are also being made from biodegradable materials, including corn-based plastics.  More information about Shrink may be found at www.ShrinkNano.com.

About PolyShrink™

PolyShrink™ is based on polystyrene, a ubiquitous plastic material that has been used in countless industrial applications due to its flexible material properties and relative ease of use.  By taking advantage of these inherent characteristics, PolyShrink™ allows for the ultra-rapid direct patterning of complex even three-dimensional, stacked polystyrene micro- and nanostructures as well as advanced optoelectronic devices.  Because of the unique characteristic of PolyShrink™ to uniformly compress during heating, complex structures can be designed at the macro-scale level, yet upon heating, these designs are retained at the micro- or nano-scale.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements about the markets for and uses of products described in this press release and other technologies which Shrink Nanotechnologies, Inc. seeks to commercialize.  Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including unanticipated delays in the completion of the commercialization of Shrink Nanotechnologies, Inc.’s products and the market appetite for Shrink’s services. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Shrink Nanotechnologies, Inc.
Mark L. Baum, Esq., 760-804-8844 x205
mark@shrinknano.com